Eos Energy Enterprises, Inc.
3920 Park Avenue / Edison, NJ 08820
1 732 225 8400
eose.com

February 19th, 2021

To: Jody Markopoulos
Delivered via e-mail

Dear Jody:

On behalf of Eos Energy Storage LLC (the "Company"), I am pleased to offer you the position of Chief Operating Officer, reporting to Joe Mastrangelo, CEO, working remote. This letter confirms our agreement with respect to your employment as of the date hereof, as follows:

1. Term: Services

(a) **Term.** The Company will employ you for a term commencing on March 22, 2021, or earlier if the parties mutually agree, and continuing until your employment terminates pursuant to Section 4(a) below (the period during which you are employed, the "Term").

(b) **Services.** During the Term, you shall serve as the Chief Operating Officer of the Company, reporting directly to Joe Mastrangelo. You will have such duties and responsibilities as are customarily assigned to individuals serving in such position, and such other duties consistent with your position as the Company reasonably specifies from time to time. Your job shall be full-time, and you shall devote your full time and attention, skill, and knowledge to your Company duties and responsibilities (except for vacation time, absence for sickness or similar disability, and limited time spent performing services for any charitable, religious or community organizations) and shall not engage in or carry on or be employed by, directly or indirectly, any other business without the prior written consent of the Company. With exception noted regarding prior consulting work commission payments and prior Board and advising inquiries, whether paid or unpaid. Board and advising positions will be mutually agreed and documented.

2. Compensation

(a) **Base Salary.** As compensation for the performance of your services hereunder during the Term, the Company will pay you an initial base salary at an annualized rate of $400,000, payable in accordance with the Company's standard payroll practices. The amount of base salary will be reviewed annually by the Board of Managers of the Company, or applicable committee thereof (the "Board"), which may adjust the Base Salary in its reasonable discretion. The annual base salary payable to you under this Section 2(a), as the same shall be adjusted from time to time, shall hereinafter be referred to as the "Base Salary".

(b) **Bonus.** For each full calendar year of the Company that ends during the Term, you shall be eligible to receive an annual performance bonus (the "Annual Bonus"), with a target of 100% of your Base Salary, as determined by the Board in its sole discretion. The Annual Bonus shall be based upon (i) the Company achieving its overall revenue goals established by the Board for the applicable calendar year, and (ii) you achieving the individual performance objectives

established by the Board for the applicable calendar year; *provided*, that, in each case, the achievement of such goals and objectives shall be determined by the Board in its sole discretion. Subject to your continuous active employment through the applicable payment date, any Annual Bonus that becomes payable pursuant to this Section 3 shall be paid to you on the date bonuses are paid to employees of the Company generally.

(c) **Equity**. Subject to approval by the Board of Directors (or applicable committee thereof) of Parent and your continued employment with the Company through the applicable grant date, as soon as reasonably practicable following your acceptance and execution of this letter, Parent will grant to you 125,000 Restricted Stock Units (as defined in the Plan). Such Restricted Stock Units will (A) be issued in accordance with the Plan, (B) will be evidenced by and subject to an award agreement entered into by you and Parent, in substantially the form attached hereto as Exhibit C, and (C) will vest in three equal annual installments on each of the first three anniversaries of the grant date, subject to your continued employment with the Company through each applicable vesting date.

You will also be eligible to participate in any future equity programs established by the Company following your start date and onwards.

3. Benefits; Vacation; Expenses. You (and your eligible dependents, if applicable) may participate in the Company's medical and other welfare plans, in accordance with the applicable plans. In addition to Company holidays, you will be entitled to take paid time off in accordance with the Company's paid time off policy in effect from time to time. Additionally, the Company will reimburse you for all reasonable expenses you incur in connection with the performance of your services hereunder; provided, any such expense incurred by you in the performance of your services hereunder must be approved in advance in writing by the Company and otherwise in accordance with the Company's expense reimbursement policy in effect from time to time.

4. Termination; Payments Upon Certain Terminations.

(a) **Termination Generally**. This letter does not guarantee any fixed term of employment, and your employment with the Company is "at will". This means that both you and the Company are free to terminate your employment relationship at any time, for any reason or for no reason at all, with or without Cause (as defined below). Each party hereto will give at least 30 days' prior written notice to the other party of their intention to terminate your employment; *provided, however*, that the Company may terminate your employment immediately for Cause.

(b) **Payments Upon Certain Terminations**.

(i) *Termination by the Company Without Cause*. In the event that your employment with the Company is terminated by the Company without Cause during the Term and prior to a Change in Control (as defined below), you will receive from the Company:

(1) any accrued and unpaid Base Salary, and any unreimbursed business expenses under Section 3, in each case, earned or properly incurred, as applicable, through the date of termination, which shall be paid on the next payroll date immediately following the date of termination (collectively, the "Accrued Benefits"); *plus*

(2) as liquidated damages in respect of claims based on provisions of this letter, and provided that you execute and deliver (and do not revoke) a general release of all claims in form and substance reasonably satisfactory to the Company (a "Release") within 60 days following the date of termination, six months Base Salary, which shall be paid in periodic installments on the Company's regular payroll dates, beginning on the next payroll date immediately following the expiration of the 60th day following the date of termination (which first payment shall include any payments of Base Salary that should have been made during such 60-day period but for the 60-day release consideration period) (the "Base Salary Continuation").

(ii) *Termination by the Company or an Acquirer Following a Change in Control*. In the event that the Company successfully completes a Change in Control during the Term and the Acquirer (as defined below) in such Change in Control does not elect to continue your employment with such Acquirer following the completion of such Change in Control, then in lieu of, and not in addition to, any benefits you may be entitled to receive under Section 4(b)(i) hereof, you will receive from the Company or such Acquirer, as applicable:

(1) the Accrued Benefits in accordance with Section 4(b)(i)(1); *plus*

(2) as liquidated damages in respect of claims based on provisions of this letter, and provided that you execute and deliver (and do not revoke) a Release within 60 days following the date of termination:

(A) the Base Salary Continuation in accordance with Section 4(b)(i)(2) hereof; *plus*

(B) to the extent any portion of the Restricted Stock Units to be granted under Section 2(c) hereof, are unvested as of the date of termination, full acceleration of the vesting of such Restricted Stock Units.

(iii) *Termination for Any Other Reason*. In the event your employment with the Company is terminated for any reason other than as set forth in Section 4(b)(i) or Section 4(b)(ii) hereof, you will receive from the Company the Accrued Benefits in accordance with Section 4(b)(i)(1) hereof, and once paid, you shall not be eligible to receive any other compensation or benefits from the Company.

(c) **Certain Definitions**. For purposes of this letter:

(i) "Acquirer" means any Person (as defined below) that is an independent third party and who is not otherwise an affiliate of the Company.

(ii) "Cause" means (A) any failure by you to substantially perform your duties hereunder (other than any such breach or failure due to your physical or mental illness) and the continuance of such failure for more than 30 days following your receipt of written notice from the Company specifying such failure; (B) your conviction of, or entering a plea of guilty or *nolo contendere* to, a crime that constitutes a felony that has caused or is reasonably expected to result in injury to the Company Group (as defined below); (C) your engaging in any act

or conduct of moral turpitude or immoral behavior, fraud, willful misconduct, or dishonesty that has caused or is reasonably expected to result in injury to the Company Group; or (D) any material breach by you of any of your obligations hereunder or under any other written agreement or covenant with the Company Group and the continuance of such failure for more than 30 days following your receipt of written notice from the Company specifying such failure.

(iii) "Change in Control" has the meaning ascribed to such term in the Plan.

5. Restrictive Covenants.

(a) **Unauthorized Disclosure**. During the Term and following any termination thereof, without the prior written consent of a duly authorized representative of the Company except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, in which event, you shall use your best efforts to consult with the Company prior to responding to any such order or subpoena, and except as authorized in performance of your duties hereunder, you shall not use or disclose any confidential or proprietary trade secrets, customer lists, drawings, designs, marketing plans, management organization information (including, but not limited to, data and other information relating to the Company or any affiliate thereof (the "Company Group"), or to the members of the boards of directors of the Company Group, or to the management of the Company Group), operating policies or manuals, business plans, financial records, or other financial, commercial, business or technical information (i) relating to the Company Group or (ii) that the Company Group may receive belonging to customers or others who do business with the Company Group (collectively, "Confidential Information") to any third Person (as defined below) unless such Confidential Information has been previously disclosed to the public generally or is in the public domain (in each case, other than by reason of your breach of this Section 5(a)).

(b) **Non-Competition**. During the period beginning on the date hereof and ending twelve months after the termination of your employment with the Company (the "Restriction Period"), you shall not, without the prior written consent of a duly authorized representative of the Company directly or indirectly, own any interest in, operate, join, control or participate as a partner, member, director, manager, officer, or agent of, enter into the employment of, act as a consultant to, or perform any services for any entity that is in competition with the Business (as defined below) of the Company Group in any jurisdiction in which the Company Group is engaged at the time of your termination of employment. For purposes of this letter, "Business" means the development, manufacture, commercialization and services of energy storage products and solutions.

(c) **Non-Solicitation of Employees**. During the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other natural person, partnership, limited liability company, association, corporation, company, trust, business trust, governmental authority or other entity (each, a "Person") in any jurisdiction in which the Company Group has commenced or has documented plans, as of the termination of your employment with the Company, to commence operations during the Term, (i) solicit for employment, employ or otherwise interfere with the relationship of the Company Group with any natural person throughout the world who is or was employed by or otherwise engaged to

perform services for the Company Group at any time (a) during the Term, in the case of such prohibited activity occurring during such time, or (b) during the twelve month period preceding such prohibited activity, in the case of such prohibited activity occurring during the Restriction Period but after the date of your termination of employment with the Company, in each case, other than any such solicitation or employment on behalf of or at the request of the Company Group during the Term; or (ii) induce any employee of the Company Group to engage in any activity which you are prohibited from engaging in under any of this Section 5 or to terminate such employee's employment with the Company.

(d) **Non-Solicitation of Business Relationships**. During the Restriction Period, you shall not, directly or indirectly, for your own account or for the account of any other Person, in any jurisdiction in which the Company Group has commenced or has made plans to commence operations, solicit, interfere with, or otherwise attempt to establish any business relationship of a nature that is competitive with the Business or relationship of the Company Group with any Person throughout the world which is or was a customer, client, distributor, supplier or vendor of the Business of the Company Group (x) at any time during the Term (in the case of such prohibited activity occurring during such time) or (y) during the twelve month period preceding such prohibited activity (in the case of such prohibited activity occurring during the Restriction Period but after the date of your termination of employment with the Company), other than any such activity on behalf of or at the request of the Company Group during the Term.

(e) **Works for Hire**.

(i) *Generally*. You agree that the Company shall own all right, title and interest (including, but not limited to, patent rights, copyrights, trade secret rights and other rights throughout the world) in any inventions, works of authorship, ideas or information made or conceived or reduced to practice, in whole or in part, by you (either alone or with others) during the Term (collectively "Developments"); *provided, however*, that the Company shall not own Developments for which no equipment, supplies, facility, trade secret information or Confidential Information of the Company was used and which were developed entirely on your time, and (A) which do not relate (I) to the business of the Company Group or (II) to the actual or demonstrably anticipated research or development of the Company Group, and (B) which do not result from any work performed by you for the Company.

(ii) *Disclosure; Assignment*. Subject to Section 5(e)(i), you will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments made or conceived or reduced to practice or learned by you, either alone or jointly with others during the Term. you hereby assign all right, title and interest in and to any and all of these Developments to the Company. You shall further assist the Company, at the Company's expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. You hereby irrevocably designate and appoint the Company and its agents as attorneys-in-fact to act for and on your behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by you.

(iii) *Copyright Act; Moral Rights*. In addition, and not in contravention of Section 5(e)(i) or Section 5(e)(ii), you acknowledge that all original works of authorship which are made by you (solely or jointly with others) within the scope of employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act (17 USC §101). To the extent allowed by law, this Section 5(e) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively, "Moral Rights"). To the extent you retain any such Moral Rights under applicable law, you hereby waive such Moral Rights and consents to any action consistent with the terms of this letter with respect to such Moral Rights, in each case, to the full extent of such applicable law. You will confirm any such waivers and consents from time to time as requested by the Company.

(iv) *Authorized Disclosure*. Section 1833(b) of Title 18 of the United States Code states "An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (b) solely for the purposes of reporting or investigating a suspended violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal." Accordingly, the Company and you have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Company and you also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this letter is intended to conflict with Section 1833(b) of Title 18 of the United States Code or create liability for disclosures of trade secrets that are expressly allowed by Section 1833(b) of Title 18 of the United States Code.

(f) **Non-Disparagement**. You agree that you shall neither, directly or indirectly, engage in any conduct or make any statement (including through social media) disparaging or criticizing in any way the Company Group, or any of their personnel, nor engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of the Company Group or the reputation of the Company Group, in each case, except to the extent required by law, and then only after consultation with the Company to the extent possible, or to enforce the terms of this letter.

(g) **Return of Documents**. In the event of the termination of your employment, you shall promptly deliver to the Company (i) all property of the Company Group then in your possession; and (ii) all documents and data of any nature and in whatever medium of the Company Group, and you shall not take with you any such property, documents or data or any reproduction thereof, or any documents containing or pertaining to any Confidential Information.

(h) **Confidentiality of Agreement; Governmental Agency Exception**. The parties to this letter agree not to disclose its terms to any Person, other than their attorneys, accountants, financial advisors or, in your case, members of your immediate family or, in the Company's case, for any reasonable purpose that is reasonably related to its business operations; *provided*, that this Section 5(h) shall not be construed to prohibit any disclosure required by law or in any proceeding to enforce the terms and conditions of this letter. Notwithstanding anything to the

contrary contained in this letter, this letter does not limit your ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company Group. This letter does not limit your right to receive an award for information provided to any government agencies.

6. Certain Acknowledgements; Injunctive Relief.

(a) **Certain Acknowledgements**. You acknowledge and agree that you will have a prominent role in the development of the goodwill of the Company Group, and has and will establish and develop relations and contacts with the principal business relationships of the Company Group in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by you to compete unfairly with, the Company Group and that (i) in the course of your employment with the Company, you will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company Group in the United States of America and the rest of the world that could be used to compete unfairly with the Company Group; (ii) the covenants and restrictions contained in Section 5 are intended to protect the legitimate interests of the Company Group in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) you desire to be bound by such covenants and restrictions.

(b) **Injunctive Relief**. You acknowledge and agree that your covenants, obligations and agreements contained in Section 5 relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants, obligations or agreements will cause the Company Group irreparable injury for which adequate remedies are not available at law. Therefore, you agree that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain you from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and in addition to any other rights and remedies the Company Group may have.

7. General Provisions.

(a) **Taxes.** All amounts payable and benefits provided to you shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations.

(b) **Entire Agreement**. This letter constitutes the entire agreement between the Company and you with respect to your employment by the Company, and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and you with respect to any services you may have provided or will provide in the future.

(c) **Binding Effect; Assignment.** This letter shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This letter shall not be assignable by any party hereto without the prior written consent of the other party hereto; *provided*, that, the Company may affect such an assignment to an Acquirer without your prior written consent in connection with the consummation of a Change in Control during the Term.

(d) **Severability; Blue Pencil.** In the event that any one or more of the provisions of this letter shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. You and the Company agree that the covenants contained in Section 5 are reasonable covenants under the circumstances, and further agree that if, in the opinion of any court of competent jurisdiction such covenants are not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants as to the court shall appear not reasonable and to enforce the remainder of these covenants as so amended.

(e) **Amendments; Governing Law.** This letter may not be amended or modified except by an express written agreement signed by you and the Company. This letter shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of New Jersey without regard to conflicts of laws provisions thereof that would require application to the laws of another jurisdiction other than those that mandatorily apply.

(f) **Arbitration.** Except for injunctive relief, or as otherwise required by law, any dispute, claim, question or controversy arising under or relating to this letter, your employment with the Company or the termination thereof (each such dispute, claim, question or controversy, a "Dispute") shall be resolved by submitting such Dispute to binding arbitration administered by JAMS pursuant to its Employment Arbitration Rules and Procedures and subject to its Employment Arbitration Minimum Standards of Procedural Fairness (collectively, the "Rules"), and pursuant to the procedures set forth in this Section 7(f). In the event of any conflict between the Rules and the procedures set forth in this Section 7(f), the procedures set forth in this Section 7(f) shall control. The parties hereto shall keep confidential the fact of the arbitration, the Dispute being arbitrated and the decision of the arbitrator. Judgment upon the award rendered by the arbitrator may be entered in the courts described above in Section 7(e) of this letter. Each party shall be responsible for its own costs and expenses, including attorneys' fees.

(g) **Employee Representations.** You represent and warrant that (i) you are entering into this letter voluntarily, and that your employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound; (ii) you have not violated, and in connection with your employment with the Company will not violate, any non-competition, non-solicitation or other similar covenant or agreement by which you are or may be bound; and (iii) in connection with your employment by the Company, you will not use any confidential or proprietary information you may have obtained in connection with your services to any prior employer.

* * * * *

The Company's offer of employment to you is contingent upon a satisfactory background check and satisfaction of the Company's other pre-employment conditions. You authorize the Company to conduct a background check and authorize the entities the Company may contact to provide responses to the Company's inquiries. In addition, pursuant to federal law, the Company must verify that you are eligible to

work in the United States and, as a condition to your employment and continued employment, you will be required to provide proof of identity and employment authorization within three days of your start date. Please signify your acceptance of our offer of employment by signing below and returning this letter to the undersigned within five days of the date of this letter.

-- Signature page follows --

We look forward to your acceptance and to our mutually beneficial and rewarding relationship.

Sincerely,

Eos Energy Storage LLC

By: ______________________
Name: Jesper Helt
Title: Chief People Officer

Acknowledged and agreed
as of the date first set forth above:

____
Jody Markopoulos

EXHIBIT A

Eos Energy Enterprises, Inc. 2020 Incentive Plan

[*To be attached*]

EXHIBIT B

Option Award Agreement

[*To be attached*]

EXHIBIT C

Restricted Stock Unit Award Agreement

[*To be attached*]